Exhibit 99.1

Pyxus International, Inc.	Tel: 919 379 4300
8001 Aerial Center Parkway	Fax: 919 379 4346
Post Office Box 2009	www.pyxus.com
Morrisville, NC 27560-2009
USA

NEWS RELEASE	Contact:	Joel Thomas
(919) 379-4300
Pyxus International, Inc. Reports Fiscal Year 2020 First Quarter Results
Morrisville, NC – August 8, 2019 – Pyxus International, Inc. (NYSE: PYX), a global value-added agricultural company, today announced results for its fiscal quarter ended June 30, 2019.
Highlights
•Sales and other operating revenues decreased $14.3 million or 4.9% to $276.7 million for the three months ended June 30, 2019 from $291.0 million for the three months ended June 30, 2018 primarily due to a decrease in leaf volume resulting from impacts from Hurricane Florence, foreign tariffs on U.S. tobacco and the timing of shipments from Africa.
•Gross profit as a percent of sales increased to 14.3% for the three months ended June 30, 2019 from 14.2% for the three months ended June 30, 2018 primarily due to increased sales in the Other Products and Services segment and favorable leaf product mix.
•Selling, general and administrative expense (“SG&A”) increased $11.3 million or 29.7% to $49.4 million for the three months ended June 30, 2019 from $38.1 million for the three months ended June 30, 2018 primarily due to startup costs associated with branding, marketing, and advertising expenses for the FIGR cannabinoid and Humble Juice e-liquid brands and the evaluation of a partial monetization of a portion of the Other Products and Services segment.
•Net loss attributable to Pyxus International, Inc. increased $61.0 million to $61.8 million for the three months ended June 30, 2019 from $0.8 million for the three months ended June 30, 2018.
•Adjusted EBITDA* for the three months ended June 30, 2019 was $11.5 million.

*Adjusted EBITDA is not a measure of results under generally accepted accounting principles in the United States. See the reconciliation tables included in this press release for details regarding the calculation of Adjusted EBITDA.

Pieter Sikkel, Chairman, President and CEO said, "Following a transformative fiscal year 2019, we remain dedicated to execution of our strategy and opportunities to drive enhanced shareholder value. As we move into the next phase of our ‘One Tomorrow’ journey, we are taking additional steps to further position Pyxus for long-term success.
“We are committed to driving improved results and we remain focused on strengthening our leaf business while continuing to execute on our 'One Tomorrow' initiative by investing in our new startup business ventures to position them for growth. In addition, we are continuing to evaluate the consolidation of Pyxus' ownership in its two majority-owned Canadian cannabis businesses with two of its minority-owned U.S. hemp and e-liquids businesses under the common control of a subsidiary separate from Pyxus’ other operations, as well as assess related opportunities to monetize a portion of its interests in this subsidiary in fiscal 2020.
“Balance sheet management and operational optimization will remain key focus areas as we move into the second half of 2019. We are encouraged by the great strides we continue to make in legal Canadian cannabis, industrial hemp and e-liquids, and we are continuing to pursue aggressive growth and drive these businesses toward profitability.
“We are maintaining our previously provided full fiscal year 2020 revenue guidance and modifying our adjusted EBITDA range to $150 million to $170 million as a result of a contemplated third-party cannabis supply arrangement that did not occur. Our team in Canada will continue to work to secure additional supply on similar terms and conditions. Also included in our guidance is $9.3 million of adjusted EBITDA that may be adversely impacted by trade issues related to continuing and new tariffs in a number of jurisdictions that may not be favorably resolved.
“The Alliance One leaf team continues to drive ongoing improvements in this business. These include leveraging our international footprint and customer relationships to improve market share globally, recognizing that challenging trade conditions and crop sizes will continue to impact certain origins. While we saw a 4.9% decrease in sales and operating revenues in the first quarter compared to the same quarter last year, this was primarily due to the impact of Hurricane Florence and foreign tariffs in the United States, as well as the timing of shipments from Africa, and was partially offset by a 7.2% increase in sales price due to favorable leaf product mix. Based on previous performance and expected full year results, we anticipate sales will be more heavily weighted toward the back half of the year. Alliance One customers continue to recognize our transformation and our commitment to working closely with them to identify potential growth opportunities.
“FIGR, Inc., our wholly-owned indirect Canadian cannabis subsidiary, is executing against its growth strategy, maintaining strong market share and making progress against its commitment to increase local capacity. Following its entrance into New Brunswick earlier this summer, the company quickly established itself as a leader in the market and achieved a 7% share of sales in the first few weeks of its launch.
“New Brunswick marks the third province in which FIGR products are now available for sale and FIGR has more than doubled its retail footprint, while maintaining its commitment to building strong retail relationships and working to enhance yields and product mix while meeting consumer demand. With regards to the expansion of its Prince Edward Island and Ontario facilities, the expansion of FIGR East (licensed as “Canada's Island Garden”) is substantially complete and the license amendment was submitted as planned. We expect the new square footage to be operational by the end of the calendar year. The target completion date for phase two of the FIGR Norfolk buildout is the end of 2020.
“We continue to make progress in the industrial hemp and e-liquids categories as well. Criticality, LLC, our unconsolidated industrial hemp joint venture, recently announced that it is launching its line of roll-on liniments, the latest CBD product format under its Korent cannabidiol brand. Looking at the e-liquids business, Bantam continues to take market share and sales continue to grow as expected, keeping pace with the success we’ve seen in previous quarters. Likewise, Purilum sales are strong and we continue to see growth in line with projections for the year.
“The farmer remains at the heart of everything we do and our expansion into value-added agricultural products remains a key area of focus as we work to help diversify farmer incomes. The refurbishment and expansion work being done to the oil mill and refinery operation in Dodoma, Tanzania, is moving forward as planned and we expect to go into commercial production for sunflower oil extraction in late 2019. Our strong relationships with farmers will be a substantial differentiator as we work to develop high-quality, traceable, sustainable sunflower oil in various product formats.
“Moving forward in fiscal year 2020, we are committed to the ongoing execution of our strategy in the next chapter of our transformation as we work together to achieve our shared purpose to transform people's lives so that we can grow a better world. Our team remains focused on pursuing growth opportunities, enhancing the balance sheet and unlocking value for the benefit of our shareholders, customers, affiliates and employees.”
Performance Summary for Three Months Ended June 30, 2019
Sales and other operating revenues decreased $14.3 million or 4.9% to $276.7 million for the three months ended June 30, 2019 from $291.0 million for the three months ended June 30, 2018. This decrease was primarily due to an 11.5% decrease in Leaf volumes, attributable to Hurricane Florence reducing the U.S. crop size and foreign tariffs on U.S. tobacco in North America and timing of shipments from Africa. This decrease was partially offset by the continued development of the Other Products and Services segment and a 7.2% increase in average sales price due to favorable Leaf product mix.
Cost of goods sold decreased $12.6 million or 5.0% to $237.0 million for the three months ended June 30, 2019 from $249.6 million for the three months ended June 30, 2018. This decrease was primarily due to the decrease in Leaf volume in North America.
Gross profit as a percent of sales increased to 14.3% for the three months ended June 30, 2019 from 14.2% for three months ended June 30, 2018. This increase was primarily due to increased sales in the Other Products and Services segment and favorable Leaf product mix.
Selling, general and administrative expense ("SG&A") increased $11.3 million or 29.7% to $49.4 million for the three months ended June 30, 2019 from $38.1 million for the three months ended June 30, 2018. SG&A as a percent of sales increased to 17.9% for the three months ended June 30, 2019 from 13.1% for the three months ended June 30, 2018. These increases were primarily due to startup costs associated with branding, marketing, and advertising expenses for the FIGR cannabinoid and Humble Juice e-liquid brands and the evaluation of a partial monetization of the Other Products and Services segment.

Restructuring and asset impairment charges decreased $1.3 million or 86.7% to $0.2 million for the three months ended June 30, 2019 from $1.5 million for the three months ended June 30, 2018 primarily due to a cost-saving and restructuring associated with the closure of a processing facility in the Leaf - Other Regions segment in 2018.
Income tax expense increased $48.8 million or 192.9% to $23.5 million for three months ended June 30, 2019 from $(25.3) million for the three months ended June 30, 2018. This increase was primarily due to the change in the effective tax rate from 92.7% to (59.2)% for the three months ended June 30, 2018 and 2019, respectively, and the occurrence of certain discrete items during the three months ended June 30, 2019.
Earnings Per Share
For the three months ended June 30, 2019, the Company reported a net loss of $61.8 million, or $6.79 per basic share, compared to a net loss of $0.8 million, or $0.08 per basic share, for the three months ended June 30, 2018. The decrease is primarily due to a $48.8 million increase in income tax expense and $11.3 million of additional SG&A costs primarily due to startup costs associated with branding, marketing, and advertising expenses for the FIGR cannabinoid and Humble Juice e-liquid brands and the evaluation of a partial monetization of the Other Products and Services segment.
Liquidity and Capital Resources
The Company’s liquidity requirements are affected by various factors including crop seasonality, foreign currency and interest rates, green tobacco prices, customer mix, crop size and quality, and the extent and timing of facility expansions. As of June 30, 2019, the Company’s available credit lines and cash totaled $505.5 million. The Company will continue to monitor and adjust funding sources as needed to enhance and drive various business opportunities that maintain flexibility and meet cost expectations.
Financial Results Investor Call
The Company will hold a conference call to report financial results for the period ended June 30, 2019, on August 8, 2019 at 5:30 P.M. ET. The dial in number for the call is (929) 477-0324 or (800) 289-0571, using conference ID 8639060. Those seeking to listen to the call may access a live broadcast on the Pyxus International website. Please visit www.pyxus.com 15 minutes in advance to register.
For those who are unable to listen to the live event on August 8, 2019, a replay will be available for five days by dialing (719) 457-0820 or (888) 203-1112 and entering the access code 8639060. Any replay, rebroadcast, transcript or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Pyxus International and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based on the current beliefs and expectations of management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results may differ materially from those currently anticipated expected or projected. The following factors, among others, could cause actual results to differ from those expressed or implied by the forward-looking statements: changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability, currency and interest rate fluctuations, shifts in the global supply and demand position for tobacco products, changes in tax laws and regulations or the interpretation of tax laws and regulations, resolution of tax matters, adverse weather conditions, changes in costs incurred in supplying products and related services, uncertainties with respect to the impact of regulation associated with new business lines, including the risk of obtaining anticipated regulatory approvals in Canada, uncertainties regarding the regulation of the production and distribution of hemp products and continued compliance with applicable regulatory requirements, uncertainties with respect to the development of the industries and markets of the new business lines, consumer acceptance of products offered by the new business lines, uncertainties with respect to the timing and extent of retail and product-line expansion; the impact of increasing competition in the new business lines, uncertainties regarding obtaining financing to fund planned facilities expansions in Prince Edward Island and Ontario, the possibility of delays in the completion of these and other facilities expansions and uncertainties regarding the potential production yields of new or expanded facilities, as well as the progress of legalization of cannabis for medicinal and adult recreational uses in other jurisdictions. Additional factors that could cause results to differ materially from those expressed or implied by forward-looking statements can be found in Pyxus’s most recent Annual Report on Form 10-K for the period ended March 31, 2019 and the other filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC’s Internet site (http://www.sec.gov).

About Pyxus International, Inc.
Pyxus International Inc. (NYSE: PYX) is a global agricultural company with 145 years’ experience delivering value-added products and services to businesses and customers. Driven by a united purpose—to transform people’s lives, so that together we can grow a better world—Pyxus International, its subsidiaries and affiliates, are trusted providers of responsibly sourced, independently verified, sustainable and traceable products and ingredients. For more information, visit www.pyxus.com.

Condensed Consolidated Statements of Operations

	Three Months Ended June 30,
(in thousands, except per share data)	2019	2018
Sales and other operating revenues	$276,670	$290,989
Cost of goods and services sold	236,958	249,594
Gross profit	39,712	41,395
Selling, general, and administrative expenses	49,377	38,084
Other income, net	2,948	2,921
Restructuring and asset impairment charges	212	1,541
Operating (loss) income	(6,929)	4,691
Debt retirement expense (benefit)	—	(84)
Interest expense (includes debt amortization of $2,208 and $2,329 for 2019 and 2018, respectively)	33,812	32,912
Interest income	1,154	888
Loss before income taxes and other items	(39,587)	(27,249)
Income tax expense (benefit)	23,453	(25,270)
Equity in net income of investee companies	877	566
Net loss	(62,163)	(1,413)
Net loss attributable to noncontrolling interests	(366)	(654)
Net loss attributable to Pyxus International, Inc.	$(61,797)	$(759)

Loss per share:
Basic	$(6.79)	$(0.08)
Diluted	$(6.79)	$(0.08)

Weighted average number of shares outstanding:
Basic	9,100	9,027
Diluted	9,100	9,027

Reconciliation of Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”)(1) (Unaudited)

	Three Months Ended			Fiscal Year Ended		LTM(10)
(in thousands)	June 30, 2019	June 30, 2018	June 30, 2017	March 31, 2019	March 31, 2018	June 30, 2019	June 30, 2018
Net (loss) income attributable to Pyxus International, Inc.	$(61,797)	$(759)	$(32,543)	$(70,467)	$52,436	$(131,505)	$84,220
Plus: Interest expense(2)	33,812	32,912	34,442	135,553	134,279	136,453	132,749
Plus: Income tax expense (benefit)	23,453	(25,270)	646	37,840	(58,764)	86,563	(84,680)
Plus: Depreciation and amortization expense	8,810	9,277	8,387	35,747	33,598	35,280	34,488
EBITDA(1)	4,278	16,160	10,932	138,673	161,549	126,791	166,777
Plus: Reserves for (recoveries on) doubtful customer receivables	1	293	—	6,821	(152)	6,529	141
Plus: Non-cash employee stock based compensation	429	295	291	1,544	1,135	1,678	1,139
Less: Other income	2,948	2,921	4,304	14,217	14,382	14,244	12,999
Plus: Fully reserved recovery of tax(3)	2,724	2,297	2,375	10,418	11,835	10,845	11,757
Plus: Restructuring and asset impairment charges	212	1,541	—	4,946	382	3,617	1,923
Plus: Costs associated with transformation related to “One Tomorrow” new business initiatives, not anticipated to be recurring costs(4)	5,829	—	740	8,127	6,593	13,956	5,853
Plus: Costs associated with reorganization of legal entities(5)	296	147	—	1,543	469	1,692	616
Plus: Costs associated with the 2017 U.S. Tax Reform Act(6)	—	680	—	1,657	531	977	1,211
Plus: Debt retirement benefit	—	(84)	(2,975)	(1,753)	(2,975)	(1,669)	(84)
Plus: Amortization of basis difference - CBT investment(7)	328	326	318	1,551	1,519	1,553	1,527
Plus: One time impact of newly imposed Argentinian Excise Tax(8)	—	—	—	2,818	—	2,818	—
Plus: Kenyan investigation legal & professional costs	—	161	1,556	308	1,980	147	585
Less: Kenyan green leaf operation Adjusted EBITDA(9)	(337)	(1,306)	(1,072)	(882)	(2,329)	87	(2,563)
Adjusted EBITDA(1)	$11,486	$20,201	$10,005	$163,318	$170,813	$154,603	$181,009
Total debt						1,420,834	1,491,036
Less: Cash						164,135	202,107
Total debt less cash						$1,256,699	$1,288,929
(Total debt less cash) /Adjusted EBITDA(1)						8.13x	7.12x

1.Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) are not measures of results of operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA and Adjusted EBITDA to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported results. This presentation enables readers to better compare our results to similar companies that may not incur the sporadic impact of various items identified above. Management acknowledges that there are many items that impact a company's reported results and this list is not intended to present all items that may have impacted these results. EBITDA, Adjusted EBITDA and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA and Adjusted EBITDA as presented may not equal column or row totals due to rounding.
2.As a result of adoption of standard ASU No. 2017-07 related to Compensation-Retirement Benefits on April 1, 2018, the three months ended June 30, 2017 reflects a reclassification of $341 from SG&A to Interest expense. The fiscal year ended March 31, 2018 reflects a reclassification of $1,301 from SG&A to Interest expense.
3.Represents income (included in Other income (expense)) from cash received in the period presented from the sale of Brazilian intrastate trade tax credits that had been generated by intrastate purchases of tobacco primarily in prior crop years. The Brazilian states of Rio Grande do Sul and Santa Catarina permit the sale or transfer of excess credits to third parties subject to approval by the related tax authorities. The Company has long-term agreements with these Brazilian state governments regarding the amounts and timing of credits that can be sold. Intrastate trade tax credits that are not able to be sold under existing agreements are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
4.Includes expenses incurred associated with the development and initial implementation of the "One Tomorrow" business transformation strategy and exploration of potential monetization transactions involving the Company's interest in these businesses, including legal, strategic consulting, business brokerage and other professional fees, communications expenses consisting principally of fees to branding consultants and for translation services, and human resources expenses, including primarily professional fees related to recruiting and employee communications.
5.Includes expenses incurred associated with the internal reorganization of legal entities within the leaf tobacco segments of the company to align with operations, including legal, strategic and tax consulting expenses.
6.Includes consulting expenses incurred associated with the implementation of the 2017 U.S. Tax Reform Act, which became effective January 1, 2018.
7.Related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014.
8.The initial impact of the recently imposed Argentinian Excise Tax was $2,818 for the fiscal year ended March 31, 2019. The cost of the newly imposed excise tax could not be addressed with customers due to the timing of enactment and the nature of our customer contracts. Customer contracts for the current fiscal year contemplate the newly imposed excise tax.
9.Adjusted EBITDA of our former green leaf sourcing operation in Kenya is calculated on the same basis as Adjusted EBITDA presented in this table. In fiscal year 2016 we decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program.
10.Items for the twelve months ended June 30, 2019 are derived by adding the items for the three months ended June 30, 2019 and the fiscal year ended March 31, 2019 and subtracting the items for the three months ended June 30, 2018. Items for the twelve months ended June 30, 2018 are derived by adding the items for the three months ended June 30, 2018 and the fiscal year ended March 31, 2018 and subtracting the items for the three months ended June 30, 2017.
Reconciliation of Combined Leaf Segments Adjusted EBITDA (“Leaf Segments Adjusted EBITDA”)(1) (Unaudited)

	Three Months Ended			Fiscal Year Ended		LTM(9)
(in thousands)	June 30, 2019	June 30, 2018	June 30, 2017	March 31, 2019	March 31, 2018	June 30, 2019	June 30, 2018
Leaf - North America segment Operating income (loss)	$762	$1,293	$(1,513)	$10,113	$26,446	$9,582	$29,252
Leaf - Other Regions segment Operating income	7,034	7,654	950	112,180	88,742	111,560	95,446
Total Combined Leaf Segments Operating income (loss)	7,796	8,947	(563)	122,293	115,188	121,142	124,698
Less: Debt retirement benefit(2)	—	(80)	(2,975)	(1,633)	(2,867)	(1,553)	28
Plus: Interest income	1,161	886	967	3,367	3,271	3,642	3,190
Plus: Equity in net (loss) income of investee companies	(38)	(63)	(687)	7,408	8,947	7,433	9,571
Less: Net (loss) income attributable to noncontrolling interests	(83)	(240)	(90)	(108)	(434)	49	(584)
Plus: Depreciation and amortization expense	7,853	8,533	8,387	32,760	33,189	32,080	33,335
Leaf Segments EBITDA(1)	16,855	18,623	11,169	167,569	163,896	165,801	171,350
Plus: Reserves for (recoveries on) doubtful customer receivables	1	293	—	6,749	(152)	6,457	141
Plus: Non-cash employee stock based compensation	194	261	291	1,190	1,109	1,123	1,079
Less: Other income	2,937	2,976	4,304	13,989	14,379	13,950	13,051
Plus: Fully reserved recovery of tax(3)	2,724	2,297	2,375	10,418	11,835	10,845	11,757
Plus: Restructuring and asset impairment charges	212	1,541	—	4,946	382	3,617	1,923
Plus: Costs associated with reorganization of legal entities(4)	296	147	—	1,543	469	1,692	616
Plus: Costs associated with the 2017 U.S. Tax Reform Act(5)	—	603	—	1,277	519	674	1,122
Plus: Debt retirement benefit(2)	—	(80)	(2,975)	(1,633)	(2,867)	(1,553)	28
Plus: Amortization of basis difference - CBT investment(6)	328	326	318	1,551	1,519	1,553	1,527
Plus: One time impact of newly imposed Argentinian Excise Tax(7)	—	—	—	2,818	—	2,818	—
Plus: Kenyan investigation legal & professional costs	—	161	1,556	308	1,980	147	585
Less: Kenyan green leaf operation Adjusted EBITDA(8)	(337)	(1,306)	(1,072)	(882)	(2,329)	87	(2,563)
Leaf Segments Adjusted EBITDA(1)	$18,010	$22,502	$9,502	$183,629	$166,640	$179,137	$179,640
1.Leaf Segments EBITDA and Leaf Segments Adjusted EBITDA are not measures of results of operations under U.S. GAAP and should not be considered as an alternative to other U.S. GAAP measurements. We have presented Leaf Segments EBITDA and Leaf Segments Adjusted EBITDA to present combined information for the Leaf - North America and Leaf - Other Regions segments for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on the reported results of the Company's leaf tobacco reportable segments separate from the other reportable segment. This presentation provides readers with disaggregated information adjusted for the sporadic impact of the various items identified above. Management acknowledges that there are many items that impact reported results and this list is not intended to present all items that may have impacted these results. These non-GAAP measures and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies. Leaf Segments EBITDA and Leaf Segments Adjusted EBITDA as presented may not equal column or row totals due to rounding.
2.Allocation of benefit based on total consolidated assets.
3.Represents income (included in Other income (expense)) from cash received in the period presented from the sale of Brazilian intrastate trade tax credits that had been generated by intrastate purchases of tobacco primarily in prior crop years. The Brazilian states of Rio Grande do Sul and Santa Catarina permit the sale or transfer of excess credits to third parties subject to approval by the related tax authorities. The Company has long-term agreements with these Brazilian state governments regarding the amounts and timing of credits that can be sold. Intrastate trade tax credits that are not able to be sold under existing agreements are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
4.Includes expenses incurred associated with the internal reorganization of legal entities within the leaf tobacco segments of the company to align with operations, including legal, strategic and tax consulting expenses.
5.Includes consulting expenses incurred associated with the implementation of the 2017 U.S. Tax Reform Act, which became effective January 1, 2018. Allocation of costs based on total consolidated SG&A.
6.Related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014.
7.The initial impact of the recently imposed Argentinian Excise Tax was $2,818 for the fiscal year ended March 31, 2019. The cost of the newly imposed excise tax could not be addressed with customers due to the timing of enactment and the nature of our customer contracts. Customer contracts for the current fiscal year contemplate the newly imposed excise tax.
8.Adjusted EBITDA of our former green leaf sourcing operation in Kenya is calculated on the same basis as Adjusted EBITDA presented in this table. In fiscal year 2016 we decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program.
9.Items for the twelve months ended June 30, 2019 are derived by adding the items for the three months ended June 30, 2019 and the fiscal year ended March 31, 2019 and subtracting the items for the three months ended June 30, 2018. Items for the twelve months ended June 30, 2018 are derived by adding the items for the three months ended June 30, 2018 and the fiscal year ended March 31, 2018 and subtracting the items for the three months ended June 30, 2017.
Reconciliation of Other Products and Services Segment Adjusted EBITDA (“Adjusted EBITDA”)(1) (Unaudited)

	Three Months Ended			Fiscal Year Ended		LTM(5)
(in thousands)	June 30, 2019	June 30, 2018	June 30, 2017	March 31, 2019	March 31, 2018	June 30, 2019	June 30, 2018
Other Products and Services segment Operating loss	$(14,725)	$(4,256)	$—	$(35,039)	$(3,284)	$(45,508)	$(7,540)
Less: Debt retirement benefit(2)	—	(4)	—	(121)	(108)	(117)	(112)
Plus: Interest income	(7)	2	—	261	—	252	2
Plus: Equity in net income (loss) of investee companies	915	630	(239)	2,182	324	2,467	1,193
Less: Net loss attributable to noncontrolling interests	(283)	(414)	—	(593)	(96)	(462)	(510)
Plus: Depreciation and amortization expense	957	744	—	2,987	409	3,200	1,153
Other Products and Services segment EBITDA(1)	(12,577)	(2,462)	(239)	(28,895)	(2,347)	(39,010)	(4,570)
Plus: Reserves for doubtful customer receivables	—	—	—	72	—	72	—
Plus: Non-cash employee stock based compensation	235	33	—	354	25	556	58
Less: Other income	12	(56)	—	228	3	296	(53)
Plus: Costs associated with transformation related to "One Tomorrow" new business initiatives, not anticipated to be recurring costs(3)	5,829	—	740	8,127	6,593	13,956	5,853
Plus: Costs associated with the 2017 U.S. Tax Reform Act(4)	—	77	—	380	12	303	89
Plus: Debt retirement benefit(2)	—	(4)	—	(121)	(108)	(117)	(112)
Other Products and Services Segments Adjusted EBITDA(1)	$(6,525)	$(2,300)	$501	$(20,311)	$4,172	$(24,536)	$1,371

1.Other Products and Services Segment EBITDA and Other Products and Services Segment Adjusted EBITDA are not measures of results of operations under U.S. GAAP and should not be considered as an alternative to other U.S. GAAP measurements. We have presented these non-GAAP measures to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on the reported results of the Company's Other Products and Services Segment, separate from its other reportable segments. This presentation of Other Products and Services Segment EBITDA and Other Products and Services Segment Adjusted EBITDA provides readers with disaggregated information adjusted for the sporadic impact of various items identified above. Management acknowledges that there are many items that impact reported results and this list is not intended to present all items that may have impacted these results. Other Products and Services Segment EBITDA and Other Products and Services Segment Adjusted EBITDA and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies. Other Products and Services Segment EBITDA and Other Products and Services Segment Adjusted EBITDA as presented may not equal column or row totals due to rounding.
2.Allocation of benefit based on total consolidated assets.
3.Includes expenses incurred associated with the development and initial implementation of the "One Tomorrow" business transformation strategy and exploration of potential monetization transactions involving the Company's interest in these businesses, including legal, strategic consulting, business brokerage and other professional fees, communications expenses consisting principally of fees to branding consultants and for translation services, and human resources expenses, including primarily professional fees related to recruiting and employee communications.
4.Includes consulting expenses incurred associated with the implementation of the 2017 U.S. Tax Reform Act, which became effective January 1, 2018. Allocation of costs based on total consolidated SG&A.
5.Items for the twelve months ended June 30, 2019 are derived by adding the items for the three months ended June 30, 2019 and the fiscal year ended March 31, 2019 and subtracting the items for the three months ended June 30, 2018. Items for the twelve months ended June 30, 2018 are derived by adding the items for the three months ended June 30, 2018 and the fiscal year ended March 31, 2018 and subtracting the items for the three months ended June 30, 2017.
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